Trading Symbols (LMD:TSX V; LNGMF:OTC BB)

151 Bloor St West                                       Kenzo Oriental Tower 11K

Suite 890                                                        48 Dongzhimenwai Dajie

 Toronto, Ontario                                                    Dongcheng District

 Canada M5S 1S4                                                 Beijing 100027 China

 Tel :  +1.416.927.7000                                 Tel:  +011.8610.5160.0689

 Fax : +1.416.927.1222                                Fax:  +011.8610.5160.0788

www.lingomedia.com

PRESS RELEASE	FOR IMMEDIATE RELEASE

LINGO MEDIA SIGNS JOINT VENTURE AGREEMENT WITH

LIAONING PUBLISHING GROUP

Educational Products & Services – Second JV under China Expansion Plan

Toronto, Canada, August 30, 2005 – Lingo Media Inc. (LMD:TSX V; LNGMF:OTC BB) (the “Company” or “Lingo Media”), a leading educational publisher in China, announced today that it signed a definitive agreement to establish a joint venture with Liaoning Dianya Culture Book Distribution Co., Ltd., a subsidiary of Liaoning Publishing Group (”LPG”) to be headquartered in LPG’s facilities in Shenyang, Liaoning.

Liaoning Publishing Group is state-owned Chinese publishing conglomerate with annual revenues of RMB 3.645 billion (US$450 million) generated through its 11 publishing houses, a state-of-the-art distribution centre, a retail chain of 17 mega bookstores, an e-bookstore with over 600,000 available titles, several printing houses, and an audio-video publishing arm.

The joint venture will operate an educational product development business and an educational services business in China, with Lingo Media owning a 51% interest.  Each party will contribute its proportionate share of the required investment.   Although this joint venture requires Chinese regulatory approval, the companies have already initiated strategic discussions aimed at developing new educational products for sale in China.

“The joint venture will develop and co-publish educational products that will be sold through LPG’s national distribution network,” said Michael Kraft, President & CEO of Lingo Media.

Mr. Xiaoqun Yu, Director & Vice-General Manager of LPG stated. “Lingo Media is a well respected publisher of educational programs in China.  Mr. Kraft and his team understand local cultural sensitivities enabling them to develop products ideally suited for our market.  We anticipate that our new strategic relationship with Lingo Media will lead to a long and profitable venture.”

About Liaoning Publishing Group

Liaoning Publishing Group is an established, nationally recognized state-owned publishing conglomerate.  With annual revenues exceeding US $ 450 million (RMB Yuan 3.645 billion), it is the first large-scale publishing group in China to operate under a modern enterprise system.   Facilities for editing, printing, distribution and material supply are all integrated into one modern corporate structure. With an international perspective in production and distribution and operational capabilities in diverse media including printing, digital format and DVD, LPG has established a leading role in the industrial base of Liaoning Province and in the publishing industry of China.

For further information, contact:

Hong Yu, Overseas Representative

Tel: 011-86-24-2328-4225

Email: hongyu38@hotmail.com

To learn more, visit www.lnpgc.com.cn

About Lingo Media

Lingo Media is a leading publisher of English language learning programs in China, incorporating print, audio/video cassette and CD-based products for students and teachers from pre-school through university. Founded in 1996, Lingo Media has an established presence in the Chinese educational market of more than 200 million English language students.  To date, over 90 million units from Lingo Media's library of more than 250 program titles have been published and sold in China.

For further information, contact:

Michael Kraft, President & CEO

Tel: (416) 927-7000, ext. 23  Toll Free Tel: (866) 927-7011

Email: investor@lingomedia.com

To learn more, visit www.lingomedia.com

Portions of this press release include "forward-looking statements", which may be understood as any statement other than a statement of historical fact.  Forward-looking statements contained in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances.  Actual results may vary materially from management's expectations and projections expressed in this press release.  Certain factors that can affect the Company's ability to achieve projected results are described in the Company's Annual Report 20-F and other reports filed with the Securities and Exchange Commission.

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